EXHIBIT 99.1

First Cash Reports Record First Quarter Earnings per Share of $0.68;
Loan Growth and Strong Same-Store Sales Drive 19% EPS Growth
_____________________________________________________________

ARLINGTON, Texas (April 17, 2013) -- First Cash Financial Services, Inc. (NASDAQ: FCFS) today announced record-setting revenue, net income and earnings per share for the three-month period ended March 31, 2013.

Earnings Highlights

•	Diluted earnings per share from continuing operations increased 19% to $0.68, compared to $0.57 in the same quarter of the prior year.

•	Net income from continuing operations for the first quarter of 2013 increased 16% to $20.3 million, compared to $17.5 million in the first quarter of 2012.
Revenue Highlights
Revenue growth rates presented below on a constant currency basis are calculated by applying the currency exchange rate from the comparable prior-year period to the current year’s Mexican peso-denominated revenue. The average exchange rate for the first quarter of 2013 was 12.7 Mexican pesos / U.S. dollar versus 13.0 Mexican pesos / U.S. dollar in the comparable prior-year period.

•	Consolidated first quarter revenue totaled $161 million, representing an increase of 19% (or 18% on a constant currency basis) compared to the first quarter of 2012.

•
Same-store revenue in the Company's pawn stores (excluding wholesale jewelry scrapping) increased 15% in Mexico, 2% in the U.S. and 9% on a consolidated basis. The same measures, on a constant currency basis, increased 12% in Mexico, 2% in the U.S. and 7% overall. The strength in same-store pawn revenues more than offset a 24% decrease in same-store wholesale jewelry scrapping revenue and a 6% decline in same-store revenues at freestanding payday/consumer loan stores.

•
Consolidated retail merchandise sales from pawn operations increased by 31% for the quarter (28% on a constant currency basis), while revenue from pawn fees increased 24% versus the prior-year first quarter (22% on a constant currency basis).

•
Revenue from wholesale scrap jewelry operations in the first quarter decreased 4% compared to the same period last year. While the volume of scrap jewelry sold increased 1% compared to the prior period (primarily due to store additions), the average selling price for gold decreased 4% compared to the prior-year quarter. Scrap jewelry operations accounted for only 5% of net revenue (gross profit) for the quarter, compared to 9% in the first quarter of the prior year.

•
Short-term loan and credit services revenue (collectively, payday loan products) decreased 1% compared to the prior-year quarter, primarily the result of a 5% decrease in revenue from the Company’s U.S. stand-alone consumer loan stores that are all located in Texas. This decrease was partially offset by added revenue from acquired pawn stores that had existing payday operations. Payday loan-related products comprised less than 8% of total revenue for the first quarter.

Pawn Metrics

•
Consolidated pawn receivables at March 31, 2013 totaled $105 million, an increase of 29% over the prior year (26% on a constant currency basis). In Mexico, pawn receivables increased 25% (21% on a constant currency basis), driven by 11% same-store receivable growth and new stores. Pawn receivables in the U.S. increased by 34% versus the prior year, primarily driven by store count growth and same-store receivable growth of 3%.

•
The consolidated gross margin on retail merchandise sales was 41% for both the first quarter of 2013 and the prior-year period. The consolidated gross margin on wholesale scrap jewelry was 20% for the quarter, compared to 28% in the prior-year period, reflecting lower spot gold selling prices and higher acquisition costs.

•	Consolidated annualized inventory turns in the first quarter were 4.1 turns, representing the sixth consecutive quarter that turns for the trailing twelve months exceed four turns.

•
On a consolidated basis at March 31, 2013, 63% of total pawn loans were collateralized with hard goods (electronics, tools and appliances) with the remaining 37% collateralized by jewelry. In Mexico, 85% of the Company’s pawn loans were collateralized with hard goods, and only 15% were collateralized with jewelry, compared to 78% and 22%, respectively, one year ago. In the U.S. stores, jewelry comprised 65% of pawn collateral as of the quarter end, compared to a 67% jewelry mix last year.

Profitability and Return Metrics

•	The Company’s return on equity for the trailing twelve months ended March 31, 2013, increased to 25% versus 23% in the comparable prior-year period.

•	Consolidated net operating margin (pre-tax income) was 20% for the trailing twelve month period, while store-level operating profit margins were 29% for the trailing twelve month period.
Acquisitions and New Store Openings

•	The Company added 22 pawn store locations during the first quarter of 2013, including 21 new stores in Mexico and one acquired store in the U.S.

•	As of March 31, 2013, First Cash had 559 stores in Mexico, of which 506 are large format, full-service stores and 277 stores in the U.S., of which 185 are large format, full-service pawn stores.

•	Over the past twelve months, the Company has added 63 stores in Mexico and 48 stores in the U.S., representing a 15% increase in the total store count.
Financial Position & Liquidity

•
EBITDA from continuing operations for the trailing twelve months ended March 31, 2013, was $143 million, an increase of 18% versus the comparable prior twelve-month period. The EBITDA margin from continuing operations of 23% for the trailing twelve months equaled the prior-year period. Free cash flow for the trailing twelve months increased to $50 million. EBITDA from continuing operations and free cash flow are defined in the detailed reconciliation of these non-GAAP financial measures provided elsewhere in this release.

•
The Company paid down the balance on its unsecured bank credit facility by $51 million during the first quarter of 2013, and as of March 31, 2013, had only $52 million outstanding on the facility. The Company has $123 million of availability under the $175 million facility, which bears interest at the prevailing LIBOR rate plus a fixed spread of 2.0% and matures in February 2015. The total interest rate on the facility is currently 2.25% annually.

•	Over the past twelve months, the Company has invested $78 million in acquisitions, $23 million in stock repurchases, $22 million in capital expenditures and $42 million in net new loans and inventory.
Share Buyback Authorization

•
In the first quarter of 2013, the Board of Directors authorized a new program for the repurchase of up to 1,500,000 shares of its common stock. Under previously completed share repurchase programs, the Company has repurchased a total of 9,700,000 shares, representing 33% of the currently outstanding share count.

•
Under its new share repurchase program, the Company can purchase common stock in open market transactions, block or privately negotiated transactions, and may from time to time purchase shares pursuant to a trading plan in accordance with Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended, or by any combination of such methods. The number of shares to be purchased and the timing of the purchases are based on a variety of factors, including, but not limited to, the level of cash balances, credit availability, general business conditions, regulatory requirements, the market price of the Company's stock and the availability of alternative investment opportunities. No time limit was set for completion of repurchases under the new authorization and the program may be suspended or discontinued at any time.

Fiscal 2013 Outlook

•
The Company is maintaining its fiscal 2013 guidance for earnings per share to be in a range of $3.10 to $3.24 per share, which represents estimated growth of 14% to 19% over fiscal 2012. Should the recent negative volatility in the spot price of gold continue, the Company would anticipate earnings per share being at the lower end of the annual guidance range.

•	The Company expects to open approximately 75 to 85 new stores in 2013, the majority of which will be in Mexico. All of the anticipated 2013 store openings will be large format pawn stores.

•	Approximately 92% to 93% of 2013 revenues are expected to be derived from the Company's growing pawn operations, with the remainder expected to come from consumer loan and credit services operations.

Commentary & Analysis
Mr. Rick Wessel, chief executive officer, commented on the first quarter results, “We are pleased with our first quarter results as we again reached record levels of revenues and profitability. Our growth continues to be driven by strong customer demand in growing markets coupled with our singular focus on the core pawn business."

"Despite a challenging environment for many retailers, sales of pawn merchandise exceeded our expectations for the quarter, driven primarily by a 10% increase in same-store sales. Of particular note, is that we were able to maintain retail margins at the same level as the prior-year period. Our pawn lending business also continued to excel, with consolidated pawn receivables increasing 29% over the prior year. The growth in pawn receivables in Mexico was particularly strong at 25%, a significant achievement considering that we began lapping the 29-store acquisition that we made early in 2012. This growth reflected strong starts for our newer stores coupled with an impressive same-store receivable increase of 11% in Mexico. We are also pleased with inventory turns and inventory levels, especially in Mexico, which are better positioned now than they were a year ago and should provide continued retail momentum over the balance of the year.”

"Store openings this year are off to a strong start and we have a solid pipeline of new locations to be added in Mexico and the U.S. over the balance of the year. During the quarter, we opened 21 stores in Mexico and surpassed the milestone of 500 large format pawn stores, as we remain by far the largest full-service operator in that country. The overall growth in the Mexican economy and the strength of the peso is positive for First Cash, particularly as it expands our core customer base and creates opportunities for additional retail locations. We still have significant store growth opportunities ahead of us in Mexico and continue to believe that this market can easily support 800 - 1,000 large format First Cash locations. Additionally, we are pleased with our recent U.S. acquisitions and believe they will be accretive to earnings in 2013."

“The strength of our first quarter cash flows enabled the Company to pay down $51 million of bank debt, which represented almost 50% of the outstanding balance. We have ample capacity to fund continued acquisitions, new stores, loan growth and stock repurchases.”

“In summary, given our competitive strengths, international growth platform and expanding customer base, we are excited about our ability to further grow our store count, revenues, margins and earnings. We believe our business model, coupled with our strong balance sheet, positions us to drive sustainable long-term growth in shareholder value.”

Forward-Looking Information
This release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward-looking statements in this release include, without limitation, the Company’s expectations of earnings per share, earnings growth, expansion strategies, regulatory exposures, store openings, liquidity (including the availability of capital under existing credit facilities), cash flow, consumer demand for the Company’s products and services, currency exchange rates and the impact thereof, completion of disposition transactions and expected gains or losses from the disposition of such operations, earnings from acquisitions, the ability to successfully integrate acquisitions and other performance results. These statements are made to provide the public with management’s current assessment of the Company’s business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company and may include changes in regional, national or international economic conditions, changes in the inflation rate, changes in the unemployment rate, changes in consumer purchasing, borrowing and repayment behaviors, changes in credit markets, the ability to renew and/or extend the Company’s existing bank line of credit, ability to maintain banking relationships for treasury services, credit losses, changes in the market value of pawn collateral and merchandise inventories, changes or increases in competition, the ability to locate, open and staff new stores, the availability or access to sources of inventory, inclement weather, the ability to successfully integrate acquisitions, the ability to hire and retain key management personnel, the ability to operate with limited regulation as a credit services organization, new federal, state or local legislative initiatives or governmental regulations (or changes to existing laws and regulations) affecting consumer loan businesses, credit services organizations and pawn businesses (in both the United States and Mexico), changes in import/export regulations and tariffs or duties, changes in anti-money laundering regulations, unforeseen litigation, changes in interest rates, monetary inflation, changes in tax rates or policies, changes in gold prices, changes in energy prices, cost of funds, changes in foreign currency exchange rates, future business decisions, public health issues, changes in demand for the Company’s services and products, changes in the Company’s ability to satisfy its debt obligations or to obtain new capital to finance growth, a prolonged interruption in the Company’s operations of its facilities, systems, and business functions, including its information technology and other business systems, the implementation of new, or changes in the interpretation of existing accounting principles or financial reporting requirements, and other uncertainties. These and other risks, uncertainties and regulatory developments are further and more completely described in the Company’s Annual Report on Form 10-K and updated in subsequent releases on Form 10-Q. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements.

About First Cash
First Cash Financial Services, Inc. is a leading international specialty retailer and provider of consumer financial services. Its retail pawn locations buy and sell a wide variety of jewelry, electronics, tools and other merchandise, and make small customer loans secured by pledged personal property. The Company’s focus is serving cash and credit constrained consumers through deep value retailing and offering small loans and other financial products. In total, the Company owns and operates 836 stores in twelve U.S. states and 24 states in Mexico.

First Cash is a component company in both the Standard & Poor’s SmallCap 600 Index® and the Russell 2000 Index®. First Cash’s common stock (ticker symbol "FCFS") is traded on the NASDAQ Global Select Market, which has the highest initial listing standards of any stock exchange in the world based on financial and liquidity requirements.

STORE COUNT ACTIVITY

The following table details store openings for the three months ended March 31, 2013:

	Pawn Locations		Consumer Loan Locations (3)	Total Locations
	Large Format (1)	Small Format (2)
Domestic:
Total locations, beginning of period	184	27	65	276
Locations acquired	1	—	—	1
Total locations, end of period	185	27	65	277

International:
Total locations, beginning of period	485	19	34	538
New locations opened	21	—	—	21
Total locations, end of period	506	19	34	559

Total:
Total locations, beginning of period	669	46	99	814
New locations opened	21	—	—	21
Locations acquired	1	—	—	1
Total locations, end of period	691	46	99	836

(1)
The large format locations include retail showrooms and accept a broad array of pawn collateral including electronics, appliances, tools, jewelry and other consumer hard goods. At March 31, 2013, 111 of the U.S. large format pawn stores also offered consumer loans or credit services products.

(2)
The small format locations typically have limited retail operations and primarily accept jewelry and small electronic items as pawn collateral. At March 31, 2013, all of the Texas and Mexico small format pawn stores also offered consumer loans or credit services products.

(3)
The Company’s U.S. free-standing, small format consumer loan locations offer a credit services product and are all located in Texas. The Mexico locations offer small, short-term consumer loans. In addition to stores shown on this chart, First Cash is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 38 check cashing and financial services kiosks located inside convenience stores in the state of Texas. The Company’s credit services operations also include an internet distribution channel for customers residing in the state of Texas.

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended
	March 31,
	2013	2012
	(in thousands, except per share data)
Revenue:
Merchandise sales	$104,994	$86,896
Pawn loan fees	43,151	34,912
Consumer loan and credit services fees	12,473	12,516
Other revenue	221	302
Total revenue	160,839	134,626

Cost of revenue:
Cost of goods sold	66,543	54,309
Consumer loan and credit services loss provision	2,190	2,241
Other cost of revenue	24	15
Total cost of revenue	68,757	56,565

Net revenue	92,082	78,061

Expenses and other income:
Store operating expenses	43,476	36,089
Administrative expenses	13,113	12,306
Depreciation and amortization	3,625	3,026
Interest expense	719	77
Interest income	(147)	(81)
Total expenses and other income	60,786	51,417

Income from continuing operations before income taxes	31,296	26,644

Provision for income taxes	11,032	9,192

Income from continuing operations	20,264	17,452

Income from discontinued operations, net of tax	—	60
Net income	$20,264	$17,512

Basic income per share:
Income from continuing operations	$0.69	$0.59
Income from discontinued operations	—	—
Net income per basic share	$0.69	$0.59

Diluted income per share:
Income from continuing operations	$0.68	$0.57
Income from discontinued operations	—	0.01
Net income per diluted share	$0.68	$0.58

Weighted average shares outstanding:
Basic	29,313	29,580
Diluted	29,955	30,353

FIRST CASH FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31,		December 31,
	2013	2012	2012
	(in thousands)
ASSETS
Cash and cash equivalents	$38,339	$30,449	$50,285
Pawn loan fees and service charges receivable	15,704	12,151	15,367
Pawn loans	104,636	80,996	103,181
Consumer loans, net	1,618	928	1,879
Inventories	64,771	47,106	65,345
Other current assets	8,298	4,529	5,373
Total current assets	233,366	176,159	241,430

Property and equipment, net	97,006	83,061	93,304
Goodwill, net	168,842	111,844	166,429
Other non-current assets	6,518	4,761	6,529
Total assets	$505,732	$375,825	$507,692

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of notes payable	$3,240	$1,593	$3,212
Accounts payable and accrued liabilities	30,827	31,926	27,938
Income taxes payable and deferred taxes payable	—	8,184	—
Total current liabilities	34,067	41,703	31,150

Revolving unsecured credit facility	52,000	18,000	102,500
Notes payable, net of current portion	7,531	3,047	8,351
Deferred income tax liabilities	17,155	10,885	13,275
Total liabilities	110,753	73,635	155,276

Stockholders' equity:
Preferred stock	—	—	—
Common stock	393	383	388
Additional paid-in capital	175,144	148,149	159,081
Retained earnings	434,146	351,035	413,882
Accumulated other comprehensive income (loss) from
cumulative foreign currency translation adjustments	(709)	(5,906)	(6,940)
Common stock held in treasury, at cost	(213,995)	(191,471)	(213,995)
Total stockholders' equity	394,979	302,190	352,416
Total liabilities and stockholders' equity	$505,732	$375,825	$507,692

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION
(UNAUDITED)

The following table details the components of revenue for the three months ended March 31, 2013, as compared to the three months ended March 31, 2012 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year results at prior year average exchange rates, which is more fully described elsewhere in this release.

	Three Months Ended				Increase/(Decrease)
	March 31,				Constant Currency
	2013	2012	Increase/(Decrease)		Basis
Domestic revenue:
Retail merchandise sales	$33,712	$25,062	$8,650	35%	35%
Scrap jewelry sales	13,950	15,026	(1,076)	(7)%	(7)%
Pawn loan fees	18,839	14,539	4,300	30%	30%
Consumer loan and credit services fees	11,597	11,515	82	1%	1%
Other revenue	218	302	(84)	(28)%	(28)%
	78,316	66,444	11,872	18%	18%
International revenue:
Retail merchandise sales	48,058	37,582	10,476	28%	24%
Scrap jewelry sales	9,274	9,226	48	1%	1%
Pawn loan fees	24,312	20,373	3,939	19%	16%
Consumer loan and credit services fees	876	1,001	(125)	(12)%	(15)%
Other revenue	3	—	3	—%	—%
	82,523	68,182	14,341	21%	18%
Total revenue:
Retail merchandise sales	81,770	62,644	19,126	31%	28%
Scrap jewelry sales	23,224	24,252	(1,028)	(4)%	(4)%
Pawn loan fees	43,151	34,912	8,239	24%	22%
Consumer loan and credit services fees	12,473	12,516	(43)	—%	(1)%
Other revenue	221	302	(81)	(27)%	(27)%
	$160,839	$134,626	$26,213	19%	18%

FIRST CASH FINANCIAL SERVICES, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details customer loans and inventories held by the Company and active CSO credit extensions from an independent third-party lender as of March 31, 2013, as compared to March 31, 2012 (in thousands). Constant currency results exclude the effects of foreign currency translation and are calculated by translating current year balances at the prior year end-of-period exchange rate, which is more fully described elsewhere in this release.

					Increase/(Decrease)
	Balance at March 31,				Constant Currency
	2013	2012	Increase/(Decrease)		Basis
Domestic:
Pawn loans	$46,094	$34,295	$11,799	34%	34%
CSO credit extensions held by independent third-party (1)	11,184	10,898	286	3%	3%
Other consumer loans	838	46	792	1,722%	1,722%
	58,116	45,239	12,877	28%	28%
International:
Pawn loans	58,542	46,701	11,841	25%	21%
Other consumer loans	780	882	(102)	(12)%	(15)%
	59,322	47,583	11,739	25%	20%
Total:
Pawn loans	104,636	80,996	23,640	29%	26%
CSO credit extensions held by independent third-party (1)	11,184	10,898	286	3%	3%
Other consumer loans	1,618	928	690	74%	71%
	$117,438	$92,822	$24,616	27%	24%
Pawn inventories:
Domestic pawn inventories	$28,044	$19,676	$8,368	43%	43%
International pawn inventories	36,727	27,430	9,297	34%	29%
	$64,771	$47,106	$17,665	38%	35%

(1)
CSO amounts are comprised of the principal portion of active CSO extensions of credit by an independent third-party lender, which are not included on the Company's balance sheet, net of the Company's estimated fair value of its liability under the letters of credit guaranteeing the loans.

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION

The Company uses certain financial calculations, such as free cash flow, EBITDA from continuing operations and constant currency results, which are not considered measures of financial performance under U.S. generally accepted accounting principles ("GAAP"). Items excluded from the calculation of free cash flow, EBITDA from continuing operations and constant currency results are significant components in understanding and assessing the Company’s financial performance. Since free cash flow, EBITDA from continuing operations and constant currency results are not measures determined in accordance with GAAP and are thus susceptible to varying calculations, free cash flow, EBITDA from continuing operations and constant currency results, as presented, may not be comparable to other similarly titled measures of other companies. Free cash flow, EBITDA from continuing operations and constant currency results should not be considered as alternatives to net income, cash flow provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as indicators of financial performance or liquidity. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures.

Earnings from Continuing Operations Before Interest, Taxes, Depreciation and Amortization
EBITDA from continuing operations is commonly used by investors to assess a company’s leverage capacity, liquidity and financial performance. The following table provides a reconciliation of net income to EBITDA from continuing operations (in thousands):

	Trailing Twelve Months Ended
	March 31,
	2013	2012
Net income	$83,111	$72,738
(Income) loss from discontinued operations, net of tax	806	(639)
Income from continuing operations	83,917	72,099
Adjustments:
Income taxes	43,346	37,801
Depreciation and amortization	13,548	11,354
Interest expense	2,130	186
Interest income	(282)	(260)
Earnings from continuing operations before interest, taxes, depreciation and amortization	$142,659	$121,180

EBITDA from continuing operations margin calculated as follows:
Total revenue from continuing operations	$622,159	$532,597
Earnings from continuing operations before interest, taxes, depreciation and amortization	142,659	121,180
EBITDA from continuing operations as a percentage of revenue	23%	23%

FIRST CASH FINANCIAL SERVICES, INC.
UNAUDITED NON-GAAP FINANCIAL INFORMATION (CONTINUED)

Free Cash Flow
For purposes of its internal liquidity assessments, the Company considers free cash flow, which is defined as cash flow from the operating activities of continuing and discontinued operations reduced by purchases of property and equipment and net cash outflow from loan receivables. Free cash flow is commonly used by investors as a measure of cash generated by business operations that will be used to repay scheduled debt maturities and can be used to invest in future growth through new business development activities or acquisitions, repurchase stock, or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. The following table reconciles “net cash flow from operating activities” to “free cash flow” (in thousands):

	Trailing Twelve Months Ended
	March 31,
	2013	2012
Cash flow from operating activities, including discontinued operations	$84,885	$84,386
Cash flow from investing activities:
Loan receivables	(12,357)	(7,591)
Purchases of property and equipment	(22,319)	(27,497)
Free cash flow	$50,209	$49,298

Constant Currency
Certain performance metrics discussed in this release are presented on a “constant currency” basis, which may be considered a non-GAAP financial measurement of financial performance under GAAP. The Company’s management uses constant currency results to evaluate operating results of certain business operations in Mexico, which are transacted primarily in Mexican pesos. Pawn scrap jewelry in Mexico is sold in U.S. dollars and, accordingly, does not require a constant currency adjustment. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in Mexican pesos using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. For balance sheet items, the closing exchange rate at the end of the applicable prior-year period (March 31, 2012) of 12.8 to 1 was used, compared to the current end of period (March 31, 2013) exchange rate of 12.4 to 1. For income statement items, the average closing daily exchange rate for the appropriate period was used. The average exchange rate for the prior-year quarter ended March 31, 2012 was 13.0 to 1, compared to the current-quarter rate of 12.7 to 1.

For further information, please contact:
Gar Jackson
Phone:     (949) 873-2789
Email:     gar@irsense.com

Rick Wessel, Chairman and Chief Executive Officer
Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 505-3199
Email:     investorrelations@firstcash.com
Website:    www.firstcash.com